UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 23, 2005

Boyd Gaming Corporation

(Exact Name of Registrant as Specified in its Charter)

Nevada	1-12882	88-0242733
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2950 Industrial Road

Las Vegas, Nevada 89109

(Address of Principal Executive Offices) (Zip Code)

(702) 792-7200

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d). Election of New Directors

On February 23, 2005, the board of directors of Boyd Gaming Corporation elected Michael J. Gaughan and Thomas V. Girardi as directors to fill vacancies in the board.

On July 1, 2004, we consummated our merger with Coast Casinos, Inc. (“Coast”), pursuant to which Coast became a wholly-owned subsidiary of Boyd Gaming Corporation. Pursuant to the terms of the merger agreement that we entered into with Coast, we were required to elect Michael J. Gaughan to our board of directors. In addition to being a member of our board of directors, Mr. Gaughan remains the Chief Executive Officer of Coast.

Coast Hotels and Casinos, Inc. (“Coast Hotels”), a subsidiary of Coast, and several other subsidiaries of Boyd Gaming Corporation (collectively, the “Boyd Subsidiaries”) maintain numerous racetrack dissemination contracts with Las Vegas Dissemination Company, Inc. (“LVDC”). Mr. Gaughan’s son, John Gaughan, is the president and sole stockholder of LVDC. LVDC has been granted a license by the Nevada Gaming Authorities to disseminate live racing for those events and tracks for which it enters into contracts and has been granted the exclusive right to disseminate all pari-mutuel services and race wire services to Nevada casinos. Under these dissemination contracts, the Boyd Subsidiaries pay to LVDC between 3% and 5% of the wagers it accepts for races held at the racetracks covered by the respective contracts. The Boyd Subsidiaries also pay to LVDC a monthly fee for race wire services. The terms on which the dissemination services are provided are regulated by the Nevada Gaming Authorities. Additionally, certain Boyd Subsidiaries have other agreements with LVDC, which are not subject to regulation by the Nevada Gaming Authorities, to provide ancillary services, equipment and support to the race and sports book operations of such Boyd Subsidiaries. As of February 15, 2005, the Boyd Subsidiaries incurred aggregate expenses to LVDC of approximately $2,480,436.

Prior to the merger, Coast Hotels promoted The Orleans Hotel and Casino by advertising on NASCAR vehicles operated by Orleans Motor Sports, Inc. (“Motor Sports”). Mr. Gaughan is the sole owner of Motor Sports. Brendan Gaughan, the main driver employed by Motor Sports, is the son of Michael J. Gaughan. As of February 15, 2005, Coast owed the amount of $69,154 to Motor Sports, which amount has been reclassified as a deposit.

Coast Benefits, a division of Coast Hotels, operated a Group Benefits Plan in which qualified employees of Coast Hotels were entitled to participate. Eligible employees that participated in the plan were permitted to elect coverage for their dependents, for a fee, through payroll deduction. Coast Benefits also offered participation in the Group Benefits Plan to other entities in which Mr. Gaughan has an interest, including Michael J. Gaughan Airport Slot Concession, Inc., Motor Sports and Kroyer Racing Engines, LLC (the “Related Entities”). From the date of the merger through February 15, 2005, the Related Entities paid a total of $899,728 to Coast Benefits, which amount included $418,272 for net claims paid or estimated for future claims to be paid by Coast Benefits to third parties on behalf of the Related Entities, and $481,456 for amounts owed by the Related Entities to Coast Benefits at the date of the merger. As of December 31, 2004, none of the Related Entities participated in the Group Benefits Plan and there were no receivables from or payables to any of the Related Entities.

Michael J. Gaughan, Jr., the son of Mr. Gaughan, is an owner of Coast Vacations, Inc., a travel agency operating under the name Las Vegas Vacations (“LVV”), that markets Coast’s hotel-casino properties to residents of Vancouver, Canada. Coast Hotels has agreed to pay LVV approximately $10,000 per month to promote its hotel-casinos subject to certain conditions designed to assure that LVV is utilizing such funds in a productive manner and for purposes that benefit Coast. As of February 15, 2005, Coast paid $80,000 to LVV.

Mr. Gaughan is the sole owner of Gaughan Flying, LLC, an entity that owns an aircraft that is used for, among other things, business purposes related to Coast. As of February 15, 2005, we have paid $171,736 to Gaughan Flying, LLC in connection with the use of the aircraft for such business purposes.

Michael J. Gaughan, Jr., the son of Mr. Gaughan, is currently the general manager of the South Coast, a Las Vegas hotel and casino that is being developed by Coast. For the fiscal year ended December 31, 2004, Michael J. Gaughan, Jr. received total salary and bonus in the amount of $229,596, a portion of which was earned subsequent to the merger.

For a discussion of related party transactions regarding Coast, entities affiliated with Coast and members of the Gaughan family that existed prior to the consummation of our merger with Coast, please refer to “Chapter III—Information about the Coast Casinos Annual Meeting and other Proposals - Proposal 2 Election of Coast Casinos Directors - Certain Relationships and Related Transactions” included in our joint proxy statement/prospectus dated March 29, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BOYD GAMING CORPORATION

Date: March 1, 2005	By:	/s/ Ellis Landau
Ellis Landau
Executive Vice President and
Chief Financial Officer